                                                                    EXHIBIT 99.2

Financial Statements

Heinold General Partnership Account IV

Years ended September 30, 2003 and 2002
with Report of Independent Auditors

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                     Heinold General Partnership Account IV

                              Financial Statements

                     Years ended September 30, 2003 and 2002

                                    CONTENTS

Report of Independent Auditors .....................     1

Financial Statements

Statements of Financial Condition ..................     2
Statements of Operations ...........................     3
Statements of Changes in Partners' Equity ..........     4
Statements of Cash Flows ...........................     5
Notes to Financial Statements ......................     6

                         Report of Independent Auditors

The Partners
Heinold General Partnership Account IV

We have audited the accompanying statements of financial condition of Heinold General Partnership Account IV (the Partnership) as of September 30, 2003 and 2002, and the related statements of operations, changes in partners' equity and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Heinold General Partnership Account IV at September 30, 2003 and 2002, and the results of its operations, changes in its partners' equity and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

                                                /s/ ERNST & YOUNG LLP


Chicago, Illinois
December 5, 2003

                     Heinold General Partnership Account IV

                        Statements of Financial Condition

                                                                           SEPTEMBER 30
                                                                     2003              2002
                                                                 -------------------------------
ASSETS
Equity in commodity trading accounts:
   Net unrealized trading gains (losses) on open contracts       $    (115,502)    $     159,806
   Due from affiliated broker                                        2,555,610         2,147,734
                                                                 -------------     -------------
Total assets                                                     $   2,440,108     $   2,307,540
                                                                 =============     =============

PARTNERS' EQUITY                                                 $   2,440,108     $   2,307,540
                                                                 =============     =============

See accompanying notes.

                     Heinold General Partnership Account IV

                            Statements of Operations

                                                          YEAR ENDED SEPTEMBER 30
                                                           2003            2002
                                                        ---------------------------
TRADING INCOME (LOSS)
Net realized trading gains on closed contracts          $   453,707     $   947,734
Change in net unrealized trading gains or losses on
  open contracts                                           (275,308)        159,806
                                                        -----------     -----------
Net income                                              $   178,399     $ 1,107,540
                                                        ===========     ===========

See accompanying notes.

                     Heinold General Partnership Account IV

                    Statements of Changes in Partners' Equity

                     Years ended September 30, 2003 and 2002

Partners' equity at September 30, 2001           $         -
Partner contributions                              1,200,000
Net income                                         1,107,540
                                                 -----------
Partners' equity at September 30, 2002             2,307,540
Partner redemptions                                  (45,831)
Net income                                           178,399
                                                 -----------
Partners' equity at September 30, 2003           $ 2,440,108
                                                 ===========

See accompanying notes.

                     Heinold General Partnership Account IV

                            Statements of Cash Flows

                                                               YEAR ENDED SEPTEMBER 30
                                                                 2003           2002
                                                              -------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                    $  178,399     $ 1,107,540
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
    Increase in equity in commodity trading accounts            (132,568)     (2,307,540)
                                                              ----------     -----------
Net cash provided by (used in) operating activities               45,831      (1,200,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Partner contributions                                                  -       1,200,000
Partner redemptions                                              (45,831)              -
                                                              ----------     -----------
Net cash (used in) provided by financing activities              (45,831)      1,200,000
                                                              ----------     -----------
Net change in cash                                                     -               -
Cash at beginning of year                                              -               -
                                                              ----------     -----------
Cash at end of year                                           $        -     $         -
                                                              ==========     ===========

See accompanying notes.

                     Heinold General Partnership Account IV

                          Notes to Financial Statements

1. ORGANIZATION OF THE PARTNERSHIP

The Heinold General Partnership Account IV (Partnership) was organized under the laws of the state of Illinois on April 1, 1996, for the purpose of permitting the general partners to participate in the speculative trading of futures, options on futures and forward contracts of a single commodity trading advisor (Advisor) implementing a single trading strategy. As of June 30, 2000, the Partnership terminated its relationship with its sole trading advisor, Fort Orange Capital Management Inc. The remaining open positions in the commodity account were liquidated at August 31, 2000. There was no general partner equity and no activities of the Partnership for the period from September 1, 2000 to December 31, 2001. On January 1, 2002, the Partnership selected a new Trading Advisor, Graham Capital Management (Graham), and resumed operations.

The general partners of the Partnership consist solely of limited partnerships sponsored by Heinold Asset Management, Inc. (HAMI), a commodity pool operator registered with the Commodity Futures Trading Commission (CFTC). As the sponsor of each general partner, HAMI acts in the capacity of a managing general partner, although HAMI has no financial interest in the Partnership, except to the extent of HAMI's investment in each general partner. The Partnership operates in accordance with a request for relief from the prohibition against commingling of pool funds as described herein and in the Partnership Agreement that was granted to HAMI by the CFTC on March 5, 1996.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DUE FROM AFFILIATED BROKER

Due from affiliated broker consists of balances due from Man Financial Inc
(Man). Man, an affiliate of HAMI, is registered with the CFTC as a futures commission merchant and is a member of the National Futures Association, an industry self-regulatory agency.

INCOME RECOGNITION

Realized and unrealized trading gains and losses on futures, options on futures, and forward contracts, which represent the difference between cost and selling price or quoted value, are recognized in the current period. All trading activities are accounted for on a trade-date basis.

                     Heinold General Partnership Account IV

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FOREIGN CURRENCY TRANSLATION

Assets, liabilities, gains and losses denominated in foreign currencies are translated at end-of-period spot exchange rates. The resulting net realized and unrealized foreign exchange gains and losses are not material and are reflected in trading gains (losses) in the statements of operations.

INCOME TAXES

Income taxes are not provided for by the Partnership because taxable income or loss of the Partnership is included in the income tax returns of the partners.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. PARTNERSHIP AGREEMENT

ALLOCATION OF PROFITS AND LOSSES

Each general partner shares pro rata in the profits and losses of the Partnership based on the capital that each general partner commits, as defined, to the Partnership.

EXPENSES

The Partnership incurs no expenses. Per the Partnership Agreement, each general partner pays expenses directly attributable to the Advisor's trading (including, without limitation, brokerage and advisory fees). Each general partner also pays any other operating expenses of the Partnership, generally based on its ownership share in the Partnership. HAMI ensures that no general partner incurs any expense as a result of participating in the Partnership which such general partner would not have incurred trading independently.

                     Heinold General Partnership Account IV

3. PARTNERSHIP AGREEMENT (CONTINUED)

CAPITAL CONTRIBUTIONS AND REDEMPTIONS

Capital contributions may be made at any time with the unanimous consent of all general partners. All capital contributions must be fully funded, either in cash or by committed funds, as defined. Any general partner may redeem from the Partnership, in whole or in part, at any time, upon notice to each other general partner.

4. OTHER AGREEMENTS

For the years ended September 30, 2003 and 2002, the Partnership's sole trading advisor, Graham, received management fees and incentive fees, as applicable, from each general partner at rates which have been separately agreed upon between such general partner and Graham. Management fees are earned monthly, and incentive fees are generally earned quarterly. Annual rates for management and incentive fees range from 1.8% to 2.0% and 15% to 20%, respectively.

The Partnership's clearing broker is Man. Man receives brokerage commissions from each general partner at rates ranging from an annual rate of 5% to 8% of month-end net assets or based on round-turn commission rates. Such rates have been separately agreed upon between each general partner and Man. Man pays interest on credit balances directly to each general partner based on rates which have been separately agreed upon between such general partner and Man.

                     Heinold General Partnership Account IV

5. GENERAL PARTNER CAPITAL ACCOUNTS

At September 30, 2003, each general partner's capital account balance was as follows:

                                                 COMMITTED CAPITAL
                                     -------------------------------------------
                                                     INCREASE IN        TOTAL           PROFIT
                                                      COMMITTED        TRADING        ALLOCATION
             NAME                    INVESTMENT        CAPITAL         CAPITAL        PERCENTAGE
             ----                    ----------      -----------       -------        ----------
The Future Fund                      $ 1,117,556     $ 1,843,530     $ 2,961,086         45.80%
The Future Fund II                       225,113         371,349         596,462          9.23
The Futures Advantage Fund                64,259         106,002         170,261          2.63
The Futures Dimension Fund               227,320         374,992         602,312          9.31
Horizon Futures Fund                     299,126         493,440         792,566         12.26
Horizon World Futures Fund                68,630         113,213         181,843          2.81
Jefferson Futures Fund                    39,906          65,829         105,735          1.64
The Landmark Fund I                       54,362          89,675         144,037          2.23
The New Century Currency &
  Financial Fund L.P.                     74,377         122,694         197,071          3.05
The Patriot Futures Fund L.P. II          55,366          91,332         146,698          2.27
The Resource Fund                        214,093         353,169         567,262          8.77
                                     -----------     -----------     -----------        ------
                                     $ 2,440,108     $ 4,025,225     $ 6,465,333        100.00%
                                     ===========     ===========     ===========        ======

                     Heinold General Partnership Account IV

5. GENERAL PARTNER CAPITAL ACCOUNTS (CONTINUED)

At September 30, 2002, each general partner's capital account balance was as follows:

                                                  COMMITTED CAPITAL
                                     -------------------------------------------
                                                     INCREASE IN        TOTAL              PROFIT
                                                      COMMITTED        TRADING           ALLOCATION
               NAME                  INVESTMENT        CAPITAL         CAPITAL           PERCENTAGE
               ----                  ----------      -----------       -------           ----------
The Future Fund                      $ 1,056,009     $ 1,448,738     $ 2,504,747            45.76%
The Future Fund II                       205,699         282,199         487,898             8.91
The Futures Advantage Fund                63,694          87,381         151,075             2.76
The Futures Dimension Fund               221,203         303,467         524,670             9.59
Horizon Futures Fund                     264,163         362,405         626,568            11.45
Horizon World Futures Fund                64,747          88,827         153,574             2.81
Jefferson Futures Fund                    35,119          48,181          83,300             1.52
The Landmark Fund I                       46,149          63,312         109,461             2.00
The New Century Currency &
   Financial Fund L.P.                    74,484         102,185         176,669             3.23
The Patriot Futures Fund L.P. II          50,305          69,013         119,318             2.18
The Resource Fund                        189,299         259,699         448,998             8.20
Sycamore Futures Fund                     36,669          50,305          86,974             1.59
                                     -----------     -----------     -----------           ------
                                     $ 2,307,540     $ 3,165,712     $ 5,473,252           100.00%
                                     ===========     ===========     ===========           ======

6. DERIVATIVE FINANCIAL INSTRUMENTS

The Partnership trades derivative financial instruments that involve varying degrees of market and credit risks. Market risk may arise from unfavorable changes in the level or volatility of interest rates, foreign currency exchange rates, or market values of the instruments underlying the contracts. All contracts are stated at fair value, and changes in those values are reflected in the statement of operations.

Credit risk arises from the potential inability of counterparties to perform in accordance with the terms of the contract. The credit risk from counterparty nonperformance associated with these instruments is the net unrealized gain, if any, included in the statements of financial condition. For exchanged-traded contracts, the clearing organization acts as the counterparty of specific transactions and, therefore, bears the risk of delivery to and from counterparties to specific positions. In the ordinary course of business, foreign currency forward contracts are entered into on an arm's-length basis with Man Capital LLC, an affiliate of the general partners.

                     Heinold General Partnership Account IV

6.  DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)

The Partnership trades exchange-traded futures contracts on various underlying commodities, foreign currencies and financial instruments as well as forward contracts on foreign currencies. At September 30, 2003 and 2002, the fair values of open futures and forward contracts were as follows:

                                            NET
                                         UNREALIZED
                                           GAINS
                                          (LOSSES)
                                         ----------
2003
Futures contracts:
  Interest rates                         $  (66,562)
  Currencies                                 82,395
  Indices                                   (94,628)
  Agriculture                                17,800
  Metals                                    (31,972)
  Energy                                    (16,057)
                                         ----------
Total futures contracts                    (109,024)
Foreign currency forward contracts           (6,478)
                                         ----------
Total contracts                          $ (115,502)
                                         ==========
2002
Futures contracts:
  Interest rates                         $   49,933
  Currencies                                 30,505
  Indices                                    19,103
  Agriculture                                  (624)
  Metals                                     (8,308)
  Energy                                     69,197
                                         ----------
Total futures contracts                  $  159,806
                                         ==========

At September 30, 2003 and 2002, net unrealized gains (losses) on futures and forward contracts in any one underlying instrument did not exceed 5% of partners' equity.

                     Heinold General Partnership Account IV

6. DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)

The Partnership's funds are held by, and cleared through, Man and are required to be held in segregated accounts under rules of the CFTC. These funds are used to meet minimum margin requirements for all of the Partnership's open positions as set by the exchange where each contract is traded. These requirements are adjusted as needed due to daily fluctuations in the values of the underlying positions. Certain positions may be liquidated if necessary to satisfy resulting changes in margin requirements.

7. FINANCIAL HIGHLIGHTS

The following represents total return information for the years ended September 30, 2003 and 2002. Total return is calculated based on monthly average partners' equity.

                       2003           2002**
                       ----           ------
Total return*          7.46%          103.72%

The following represents total return based on monthly average trading capital for the years ended September 30, 2003 and 2002. Management believes that total return calculated based on trading capital is a more accurate reflection of the Partnership's performance for each year and is presented for informational purposes.

                       2003           2002**
                       ----           ------
Total return*          4.70%          24.03%

 * An individual investor's return may vary from these returns based on the timing of capital transactions.

** Total return for the year ended September 30, 2002, is not annualized and is calculated based on the months of operation of January 1, 2002 through September 30, 2002.

                                    * * * * *

                     Affirmation of Commodity Pool Operator

To the best of my knowledge and belief, the information contained herein is accurate and complete.

Heinold Asset Management, Inc.
(Commodity Pool Operator)
Heinold General Partnership Account IV

/s/ Ira Polk
--------------------------                            December 5, 2003
Ira Polk                                              --------------------
Chief Financial Officer                               Date